Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arcus Biosciences, Inc. 2018 Equity Incentive Plan, the Arcus Biosciences, Inc. Amended and Restated 2015 Stock Plan and the Arcus Biosciences, Inc. 2018 Employee Stock Purchase Plan of Arcus Biosciences, Inc. of our report dated February 16, 2018 (except for the third paragraph of Note 2 and the first paragraph of Note 14 to the consolidated financial statements, as to which the date is March 9, 2018), with respect to the consolidated financial statements of Arcus Biosciences, Inc. for the year ended December 31, 2017 included in the Registration Statement (Form S-1 No. 333-223086) and related Prospectus of Arcus Biosciences, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 14, 2018